Exhibit 99.1

Wright Express Reports Second Quarter 2011 Financial Results

Revenue and Earnings Exceed Guidance

SOUTH PORTLAND, Maine--(BUSINESS WIRE)--August 3, 2011--Wright Express Corporation (NYSE: WXS), a leading provider of value-based business payment processing and information management solutions, today reported financial results for the three months ended June 30, 2011.

Second Quarter Financial Results

Total revenue for the second quarter of 2011 increased 55% to $141.3 million from $91.4 million for the second quarter of 2010. Net income to common shareholders on a GAAP basis was $40.6 million, or $1.04 per diluted share, compared with $30.0 million, or $0.77 per diluted share, for the second quarter last year.

On a non-GAAP basis, the Company's adjusted net income for the second quarter of 2011 increased 33% to $35.5 million, or $0.91 per diluted share, from $26.8 million, or $0.68 per diluted share, for the same period a year ago.

Wright Express uses fuel-price derivative instruments to mitigate financial risks associated with the variability in fuel prices in North America. For the second quarter of 2011, the Company's GAAP financial results include an unrealized $13.9 million dollar pre-tax, non-cash, mark-to-market gain on these instruments. See Exhibit 1 for a full reconciliation of adjusted net income.

“The second quarter was another great quarter for Wright Express. We once again reported robust growth in our other payments solutions segment, and benefited from strong fleet transaction and vehicle growth, as well as higher fuel prices in our fleet segment, relative to the prior year. On the international front, we continued to perform well with the successful launch and implementation of BP’s portfolio in Australia and we are seeing solid execution in our Australian fleet business. Wright Express remains well-positioned for sustained growth as we further expand our fleet business in North America and diversify our revenues by leveraging new opportunities on the horizon,” said Michael Dubyak, Chairman, President and Chief Executive Officer.

Second Quarter 2011 Performance Metrics

Where applicable, the performance metrics listed below include activity from the Company’s Australian fuel business (Wright Express Australia) acquired September 14, 2010.

  Average number of vehicles serviced worldwide was approximately 6.3 million, an increase of 29% from the second quarter of 2010.
  Total fuel transactions processed increased 19% from the second quarter of 2010 to 81.2 million. Payment processing transactions increased 15% to 63.2 million; transaction processing transactions increased 34% to 18 million.
  Average expenditure per domestic payment processing transaction increased 33% from the second quarter of 2010 to $74.91.
  Domestic retail fuel price increased 34% to $3.86 per gallon from $2.87 per gallon in the second quarter of 2010.
  Total corporate card purchase volume grew 83% to $1.9 billion, from $1.0 billion for the second quarter of 2010.

Financial Guidance and Assumptions

“We are updating our full-year 2011 guidance as we believe that our business will experience continued solid performance through the last two quarters of 2011 in spite of the uncertainty that exists in the broader economic landscape. We expect our second half performance will continue to be driven by exceptional growth in our other payments solutions segment, organic growth in our fleet business and investments in our international opportunities,” said Steve Elder, Senior Vice President and Chief Financial Officer.

  For the third quarter of 2011, Wright Express expects revenue in the range of $145 million to $150 million and adjusted net income in the range of $35 million to $37 million, or $0.89 to $0.95 per diluted share.
  For the full year 2011, the Company expects revenue in the range of $550 million to $560 million and adjusted net income to be in the range of $136 million to $141 million, or $3.50 to $3.62 per diluted share.

Third quarter 2011 guidance is based on an assumed average U.S. retail fuel price of $3.72 per gallon, and approximately 39.0 million shares outstanding. Full-year 2011 guidance is based on an assumed average U.S. retail fuel price of $3.64 per gallon and approximately 39.0 million shares outstanding. In addition, the fuel prices referenced above are based on the applicable NYMEX futures price. We are assuming the exchange rate of the Australian dollar will remain at a premium to the US dollar for the remainder of the year.

The Company's guidance also assumes that third quarter 2011 domestic fleet credit loss will range from 18 to 23 basis points, and that domestic fleet credit loss for full year 2011 will range from 15 to 19 basis points.

The Company's guidance does not reflect the impact of any stock repurchases that may occur in 2011. In addition, this guidance excludes the impact of non-cash, mark-to-market adjustments on the Company's fuel-price-related derivative instruments and the amortization of purchased intangibles.

Exhibit 1 reconciles adjusted net income, which has not been determined in accordance with GAAP, to net income as determined in accordance with GAAP for the second quarters of 2011 and 2010.

Management uses the non-GAAP measures presented within this news release to evaluate the Company's performance on a comparable basis to eliminate the volatility associated with its derivative instruments and to measure the amount of cash that is available for making payments on the Company's financing debt and for discretionary purposes. Management believes that investors may find these measures useful for the same purposes, but cautions that they should not be considered a substitute for disclosure in accordance with GAAP.

To provide investors with additional insight into its operational performance, Wright Express has included in this news release a table of selected non-financial metrics for the six quarters ended June 30, 2011. This table is presented as Exhibit 2.

Conference Call Details

In conjunction with this announcement, Wright Express will host a conference call today, August 3, 2011, at 10:00 a.m. (ET). As previously announced, the conference call will be webcast live on the Internet, and can be accessed at the Investor Relations section of the Wright Express website, http://www.wrightexpress.com. The live conference call also can be accessed by dialing (866) 334-7066 or (973) 935-8463. A replay of the webcast will be available on the Company's website.

About Wright Express

Wright Express (NYSE:WXS) is a leading provider of value-based, business payment processing and information management solutions. The company’s fleet, corporate and prepaid payment solutions provide its more than 350,000 customers with unparalleled security and control across a wide spectrum of business sectors. The company’s subsidiaries include Wright Express Financial Services, Pacific Pride and Wright Express International, including Wright Express Prepaid Cards Australia and Wright Express Fuel Cards Australia. Wright Express and its subsidiaries employ more than 850 associates in six countries. For more information about Wright Express, please visit wrightexpress.com.

Forward Looking Statement

This press release contains forward-looking statements, including statements regarding: earnings guidance; assumptions underlying the Company's financial guidance; management’s expectations for the Company’s performance in 2011 and beyond; and, confidence in future performance. Forward-looking statements can be identified by the use of words such as "expects," "may," "anticipates," "intends," "would," "will," "plans," "believes," "estimates," "should," and similar words and expressions. These forward-looking statements include a number of risks and uncertainties that could cause actual results to differ materially, including: the Company’s failure to successfully integrate the businesses it has acquired; the failure to successfully expand business internationally; fuel price volatility; the Company’s failure to maintain or renew key agreements; failure to expand the Company’s technological capabilities and service offerings as rapidly as the Company’s competitors; the actions of regulatory bodies, including banking and securities regulators, or possible changes in banking regulations impacting the Company’s industrial loan bank and the Company as the corporate parent; the uncertainties of litigation; the impact of foreign currency exchange rates on the Company’s operations, revenue and income; the effects of general economic conditions, including uncertainties resulting from the potential downgrade of the credit rating of securities issued by the United States, on fueling patterns and the commercial activity of fleets; the effects of the Company’s international business expansion efforts and any failure of those efforts; the impact and range of third quarter and full year credit losses; changes in interest rates; financial loss if the Company determines it necessary to unwind its derivative instrument position prior to the expiration of a contract; as well as other risks and uncertainties identified in Item 1A of the Company's Annual Report for the year ended December 31, 2010, filed on Form 10-K with the Securities and Exchange Commission on February 28, 2011 and the Company's subsequent periodic and current reports. The Company's forward-looking statements and these factors do not reflect the potential future impact of any alliance, merger, acquisition, disposition or stock repurchases. The forward-looking statements speak only as of the date of this press release and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

WRIGHT EXPRESS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010

Revenues
Fleet payment solutions	113,648	78,385	212,182	151,795
Other payment solutions	27,624	13,050	49,180	23,486

Total revenues	141,272	91,435	261,362	175,281

Expenses
Salary and other personnel	26,410	20,447	52,104	40,067
Service fees	18,194	9,468	31,204	17,062
Provision for credit losses	6,128	2,851	11,787	8,762
Technology leasing and support	4,022	3,261	7,956	6,085
Occupancy and equipment	2,820	2,043	6,085	4,087
Depreciation and amortization	10,908	5,737	21,877	11,610
Operating interest expense	1,461	1,429	2,739	2,871
Cost of hardware and equipment sold	825	655	1,876	1,198
Other	9,329	6,197	18,387	12,002

Total operating expenses	80,097	52,088	154,015	103,744

Operating income	61,175	39,347	107,347	71,537

Financing interest expense	(3,548)	(693)	(5,987)	(1,419)
Gain on foreign currency transactions	4	40	492	43
Net realized and unrealized gain (loss) on fuel price derivatives	6,232	9,363	(18,943)	7,583

Income before income taxes	63,863	48,057	82,909	77,744

Income taxes	23,248	18,021	30,179	29,154

Net income	40,615	30,036	52,730	48,590

Changes in available-for-sale securities, net of tax effect of $39 and
$33 in 2011 and $41 and $59 in 2010	68	74	56	108
Changes in interest rate swaps, net of tax effect of $40 and $81
in 2011 and $13 and $(56) in 2010	69	21	139	(96)
Foreign currency translation	10,798	(335)	18,481	(533)

Comprehensive income	$51,550	$29,796	$71,406	$48,069

Earnings per share:
Basic	$1.05	$0.77	$1.37	$1.26
Diluted	$1.04	$0.77	$1.36	$1.24

Weighted average common shares outstanding:
Basic	38,722	38,830	38,619	38,582
Diluted	38,947	39,136	38,915	39,115

WRIGHT EXPRESS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	June 30,	December 31,
	2011	2010

Assets
Cash and cash equivalents	$57,012	$18,045
Accounts receivable (less reserve for credit losses of $10,880 in 2011 and $10,237 in 2010)	1,557,413	1,160,482
Available-for-sale securities	10,503	9,202
Property, equipment and capitalized software (net of accumulated depreciation of $98,213 in 2011 and $88,970 in 2010)	61,835	60,785
Deferred income taxes, net	159,245	161,156
Goodwill	559,118	537,055
Other intangible assets, net	120,929	124,727
Other assets	37,154	26,499

Total assets	$2,563,209	$2,097,951

Liabilities and Stockholders' Equity
Accounts payable	$579,110	$379,855
Accrued expenses	53,208	41,133
Income taxes payable	7,380	3,638
Deposits	768,461	529,800
Borrowed federal funds	9,400	59,484
Fuel price derivatives, at fair value	17,820	10,877
Revolving line-of-credit facilities and term loan	386,500	407,300
Other liabilities	6,256	6,712
Amounts due under tax receivable agreement	96,105	100,145

Total liabilities	1,924,240	1,538,944

Commitments and contingencies

Stockholders' Equity
Common stock $0.01 par value; 175,000 shares authorized, 42,226 in 2011 and 41,924 in 2010 shares issued; 38,661 in 2011 and 38,437 in 2010 shares outstanding	422	419
Additional paid-in capital	141,136	132,583
Retained earnings	552,497	499,767
Other comprehensive income (loss), net of tax:
Net unrealized gain on available-for-sale securities	148	92
Net unrealized loss on interest rate swaps	(229)	(368)
Net foreign currency translation adjustment	46,362	27,881

Accumulated other comprehensive income	46,281	27,605

Less treasury stock at cost, 3,566 shares in 2011 and 2010	(101,367)	(101,367)

Total stockholders' equity	638,969	559,007

Total liabilities and stockholders' equity	$2,563,209	$2,097,951

WRIGHT EXPRESS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six months ended
	June 30,
	2011	2010

Cash flows from operating activities
Net income	$52,730	$48,590
Adjustments to reconcile net income to net cash used for operating activities:
Fair value change of fuel price derivatives	6,943	287
Stock-based compensation	4,574	2,976
Depreciation and amortization	23,139	12,067
Deferred taxes	4,750	15,428
Provision for credit losses	11,787	8,762
Loss on disposal of property and equipment	592	—
Changes in operating assets and liabilities, net of effects of acquisition:
Accounts receivable	(409,223)	(190,626)
Other assets	(8,627)	1,171
Accounts payable	196,591	93,653
Accrued expenses	2,099	(2,975)
Income taxes	10,441	(2,283)
Other liabilities	(536)	(29)
Amounts due under tax receivable agreement	(4,040)	(3,905)

Net cash used for operating activities	(108,780)	(16,884)

Cash flows from investing activities
Purchases of property and equipment	(12,417)	(13,455)
Purchases of available-for-sale securities	(1,797)	(77)
Maturities of available-for-sale securities	585	1,198
Acquisition of ReD - adjustment	3,734	—
Acquisition of rapid!, net of earn out	(8,081)	—

Net cash used for investing activities	(17,976)	(12,334)

Cash flows from financing activities
Excess tax benefits from share-based payment arrangements	3,659	981
Repurchase of share-based awards to satisfy tax withholdings	(2,387)	(1,762)
Proceeds from stock option exercises	2,675	1,970
Net increase in deposits	238,650	96,278
Net decrease in borrowed federal funds	(50,084)	(46,905)
Loan origination fee paid for 2011 revolving line-of-credit facility	(6,184)	—
Net repayments on 2007 revolving line-of-credit facility	(375,000)	—
Repayment on term loan	(75,000)	—
Net borrowings in 2011 revolving line-of-credit facility	231,700	(36,800)
Net borrowings on 2011 term note agreement	200,000	—
Repayment of 2011 term note agreement	(2,500)	—
Purchase of shares of treasury stock	—	(10,464)

Net cash provided by (used for) financing activities	165,529	3,298

Effect of exchange rate changes on cash and cash equivalents	194	(176)

Net change in cash and cash equivalents	38,967	(26,096)
Cash and cash equivalents, beginning of period	18,045	39,304

Cash and cash equivalents, end of period	$57,012	$13,208

Supplemental cash flow information
Interest paid	$7,135	$1,317
Income taxes paid	$10,714	$15,031
Conversion of preferred stock shares and accrued preferred dividends to common stock shares	$—	$10,004

Significant non-cash transaction
Acquisition of rapid! – estimated earn out	$10,000	—

Exhibit 1

Reconciliation of Adjusted Net Income to GAAP Net Income
Second Quarter 2011 and 2010
(in thousands)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010

Adjusted net income	$35,545	$26,792	$64,711	$50,466
Unrealized gains (losses) on fuel price derivatives	13,875	6,533	(6,943)	(287)
Amortization of acquired intangible assets	(5,379)	(1,343)	(10,944)	(2,715)
Tax impact	(3,426)	(1,946)	5,906	1,126

Net income	$40,615	$30,036	$52,730	$48,590

Although adjusted net income is not calculated in accordance with generally accepted accounting principles (GAAP), this measure is integral to the Company's reporting and planning processes. The Company considers this measure integral because it eliminates the non-cash volatility associated with the fuel price related derivative instruments, and excludes the amortization of purchased intangibles. Specifically, in addition to evaluating the Company's performance on a GAAP basis, management evaluates the Company's performance on a basis that excludes the above items because:

  Exclusion of the non-cash, mark-to-market adjustments on fuel-price related derivative instruments helps management identify and assess trends in the Company's underlying business that might otherwise be obscured due to quarterly non-cash earnings fluctuations associated with fuel-price derivative contracts;
  The non-cash, mark-to-market adjustments on derivative instruments are difficult to forecast accurately, making comparisons across historical and future quarters difficult to evaluate; and
  The amortization of purchased intangibles and asset impairment have no impact on the operations of the business.

For the same reasons, Wright Express believes that adjusted net income may also be useful to investors as one means of evaluating the Company's performance. However, because adjusted net income is a non-GAAP measure, it should not be considered as a substitute for, or superior to, net income, operating income or cash flows from operating activities as determined in accordance with GAAP. In addition, adjusted net income as used by Wright Express may not be comparable to similarly titled measures employed by other companies.

The tax impact of the foregoing adjustments is the difference between the Company's GAAP tax provision and a pro forma tax provision based upon the Company's adjusted net income before taxes. The methodology utilized in calculating the Company's adjusted net income tax provision is the same methodology utilized in calculating the Company's GAAP tax provision.

Exhibit 2
Selected Non-Financial Metrics
(Including Wright Express Australia beginning with Q4 2010)

	Q2 2011	Q1 2011	Q4 2010	Q3 2010	Q2 2010	Q1 2010
Fleet Payment Processing Revenue:
Payment processing transactions (000s)	63,187	58,913	59,791	57,208	55,058	50,987
Gallons per payment processing transaction	19.2	19.1	19.2	19.8	19.6	19.5
Payment processing gallons of fuel (000s)	1,214,032	1,127,019	1,148,580	1,130,067	1,081,238	993,935
Average US fuel price (US$ / gallon)	$3.86	3.38	2.96	2.78	2.87	2.76
Average Australian fuel price (US$ / gallon)	$5.70	5.32	4.64
Payment processing $ of fuel (000s)	$4,787,730	3,913,085	3,496,944	3,146,221	3,105,194	2,740,701
Net payment processing rate	1.64%	1.68%	1.73%	1.78%	1.75%	1.78%
Fleet payment processing revenue (000s)	$78,444	65,655	60,411	55,864	54,468	48,713

Payment Solutions Processing Revenue:
Payment solutions purchase volume (000s)	$1,900,736	1,435,965	1,214,704	1,310,666	1,036,144	852,631
Net interchange rate	0.97%	1.01%	1.01%	1.03%	1.07%	1.06%
Payment solutions processing revenue (000s)	$18,502	14,563	12,318	13,529	11,136	9,051
Notes:
Payment processing transaction and vehicle count data, as well as related calculated metrics associated with this data, for all periods presented has been revised to reflect information provided from an improved business intelligence reporting process that was implemented in Q2 2011. These changes do not impact our revenue or earnings. Moving forward, Wright Express will use these updated transaction and vehicle count data to provide for quarter to quarter comparisons.

Wright Express Australia, which was acquired on Sept 14, 2010, provided an additional $698,000 of fleet payment processing revenues in the third quarter of 2010, which is not included in the third quarter fleet payment processing revenue shown above.

Definitions and explanations:
Payment processing transactions represents the total number of purchases made by fleets that have a payment processing relationship with Wright Express.

Payment processing gallons of fuel represents the total number of gallons of fuel purchased by fleets that have a payment processing relationship with Wright Express.

Payment processing $ of fuel represents the total dollar value of the fuel purchased by fleets that have a payment processing relationship with Wright Express.

Net payment processing rate represents the percentage of the dollar value of each payment processing transaction that Wright Express records as revenue from merchants less any discounts given to fleets or strategic relationships.

Payment solutions purchase volume represents the total dollar value of all transactions that use corporate charge card product including single use account products.

Net interchange rate represents the percentage of the dollar value of each MasterCard transaction that Wright Express records as revenue less any discounts given to customers.

Exhibit 3
Segment Revenue Information
Three and Six Months Ended June 30, 2011 and 2010
(in thousands)
(unaudited)

Fleet Payment Solutions

	Three months ended				Six months ended
(in thousands, except per	June 30,		Increase (decrease)		June 30,		Increase (decrease)
transaction and per gallon data)	2011	2010	Amount	Percent	2011	2010	Amount	Percent

Revenues
Payment processing revenue	$78,444	$54,468	$23,976	44%	$144,099	$103,181	$40,918	40%
Transaction processing revenue	4,291	4,242	49	1%	8,167	8,401	(234)	(3)%
Account servicing revenue	14,597	8,226	6,371	77%	28,406	16,484	11,922	72%
Finance fees	11,024	8,375	2,649	32%	21,030	16,656	4,374	26%
Other	5,292	3,074	2,218	72%	10,480	7,073	3,407	48%

Total revenues	113,648	78,385	35,263	45%	212,182	151,795	60,387	40%
Note:

The above table reflects comparative operating results within our Fleet Payment Solutions segment.

Other Payment Solutions

	Three months ended				Six months ended
	June 30,		Increase (decrease)		June 30,		Increase (decrease)
(in thousands)	2011	2010	Amount	Percent	2011	2010	Amount	Percent

Revenues
Payment processing revenue	$18,756	$11,136	$7,620	68%	$33,319	$20,187	$13,132	65%
Transaction processing revenue	1,712	—	1,712	—%	3,600	—	3,600	—%
Account servicing revenue	799	15	784	NM	1,039	26	1,013	NM
Finance fees	212	127	85	67%	339	230	109	47%
Other	6,145	1,772	4,373	247%	10,883	3,043	7,840	258%

Total revenues	27,624	13,050	14,574	112%	49,180	23,486	25,694	109%
Note:

The above table reflects comparative operating results within our Other Payment Solutions segment.

CONTACT:
News media contact:
Jessica Roy
Wright Express
207.523.6763
Jessica_Roy@wrightexpress.com
or
Investor contact:
Steve Elder
Wright Express
207.523.7769
Steve_Elder@wrightexpress.com